Exhibit 99.1

STOCKHOLDER WRITTEN CONSENT

1.     The undersigned is a stockholder of record of the number of shares of the Common Stock of Glacier Water Services, Inc., a Delaware corporation (the “Company”), specified below as of _______________, 2016 and is executing this Stockholder Written Consent in accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”) and Section 11 of the By-Laws of the Company.

2.     The Board of Directors of the Company (the “Board”) has adopted, approved, recommended and submitted for the approval of the stockholders of the Company a proposal that the Company merge with Primo Subsidiary, Inc., a Delaware corporation (“Merger Sub”), in accordance with an Agreement and Plan of Merger dated as of _______________, 2016, by and among Primo Water Corporation, Merger Sub, the Company and David Shladovsky, as Stockholders Representative (the “Merger Agreement”), with the Company as the surviving corporation under the DGCL (the “Merger”).

3.     After due deliberation and consideration, the undersigned stockholder has determined that it is in the best interests of the Company and its stockholders that the Company consummate the Merger and the transactions contemplated by the Merger Agreement. The undersigned stockholder hereby adopts and approves in all respects the Merger Agreement and the consummation of the transactions contemplated thereby, including, without limitation, the Merger.

4.     In connection with the Merger Agreement, the Board has determined that it is in the best interest of the Company to amend and restate its Articles of Incorporation (the “Articles”) as of the effective time of the Merger, in the manner set forth in the Amended and Restated Articles of Incorporation attached hereto as Exhibit A (the “Restated Articles”). The undersigned stockholder hereby approves the Restated Articles in all respects.

5.     The undersigned stockholder acknowledges that the Company has informed the undersigned stockholder that such stockholder would be entitled to exercise appraisal rights pursuant to Section 262 of the DGCL and provided the undersigned stockholder a copy of Section 262 of the DGCL. The undersigned stockholder hereby forever waives all appraisal rights under Section 262 of the DGCL.

6.     The undersigned stockholder consents that this Stockholder Written Consent may be filed with the minutes of the Company and that the actions set forth in the foregoing shall have the same force and effect as if taken at a meeting of the stockholders of the Company.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Stockholder Written Consent as of the date set forth below.

Date:
Stockholder

Number of Shares:

Exhibit A

Amended and Restated Articles of Incorporation